Exhibit 14.1
WINSONIC DIGITAL MEDIA GROUP, LTD.
CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. Ethical conduct and business success are inseparable, and no important business objective can be achieved without following this fundamental principle. This Code does not and cannot cover every issue that may arise; it does, however, set out basic principles to guide all officers, directors and employees of the Company. All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's agents and representatives, including consultants.

If a law, rule, regulation or order conflicts with this Code, you must comply with the law, rule, regulation or order. If you have any questions about these conflicts, you should seek advice from your supervisor or other appropriate personnel within the Company or counsel to the Company. Regardless of whether a situation is covered by law, rule, regulation or order, this Code or another Company policy or procedure, you must at all times conduct yourself in accordance with basic ethical principles.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

This Code and the policies and procedures described in it do not constitute or create an employment contract or employer-employee relationship between the Company and any other person, including its agents, representatives, consultants, contractors or their personnel. This Code and the Company's policies and procedures are subject to change at any time.

1. Compliance with Laws, Rules, Regulations and Orders

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All employees, officers and directors must respect and obey the laws, rules, regulations and orders of the cities, states and countries in which we operate and the orders of regulatory and judicial authorities to which we are subject. Although not all employees, officers or directors are expected to know the details of these laws, rules, regulations and orders, it is important to know enough to determine when to seek advice from supervisors or other appropriate personnel within the Company or counsel to the Company.

At the discretion of management or the direction of the Board, the Company will hold information and training sessions to promote compliance with laws, rules, regulations and orders.

2. Conflicts of Interest

A conflict of interest exists when a person's private interest interferes with or is opposed to the Company's interests. A conflict can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her services or duties for the Company objectively and effectively. Conflicts may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

Loans by the Company to, or guarantees by the Company of obligations of, employees, officers, directors and their family members create conflicts of interest. Simultaneous work by employees, officers and directors for a competitor, customer or supplier and the Company also creates conflicts of interest, even if the work for the competitor, customer or supplier is performed as a consultant, advisor or board member.

Loans and guarantees shall not be made by the Company to or for an executive officer, director or their family members.
Loans and guarantees shall also not be made by the Company to or for a non-executive officer, employee or their family members, unless approved by a majority of the independent and disinterested members of the Board. Employees, directors and officers shall not serve a competitor in any capacity, even as an advisor, consultant or board member, unless approved by a majority of the independent and disinterested members of the Board.

Conflicts of interest may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

The best policy is to avoid any direct or indirect connection with customers, suppliers or competitors, except on behalf of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless approved by a majority of the independent and disinterested members of the Board.

3. Confidential Information and Insider Trading

All non-public information about the Company should be considered confidential information. Employees who have access to confidential information are not permitted to use or share that information for any purpose other than the conduct of our business. The obligation to preserve confidential information continues even after employment ends.
In connection with this obligation, every employee may at any time be required to sign a confidentiality agreement with the Company.

To use non-public information for stock trading purposes or other personal financial benefit or to "tip" others who might trade stock is not only unethical but also illegal. For more information regarding this topic, please review the Company's Insider Trading Policy Regarding Material Non-public Information.

Management will consider pending transactions to determine when to prohibit trading. In some cases, the prohibition on trading may occur as soon as discussions about a transaction begin. During blackout periods, the Company must also avoid discussions with analysts, private briefings and interviews to the maximum extent reasonable. An appropriate response (not involving disclosure of material and/or nonpublic information) should be developed ahead of meetings that cannot be avoided to handle questions about the information which is the subject of the blackout. A trading blackout prohibits trading of Company securities: (a) before a scheduled material announcement is made; (b) before an unscheduled material announcement is made; and (c) for a specific period of time after a material announcement has been made.

All directors, officers and employees are prohibited from trading for a minimum of 14 trading days before the release of financial statements. In addition the Company will impose a blackout period if there is a pending undisclosed material development on all directors, officers and employees where they are prohibited from trading. The blackout period will commence at the time that the Company becomes aware of material undisclosed information.

The Company must allow the market time to absorb the information before directors, officers and employees can resume trading after the release of material information. All directors, officers and employees are prohibited from trading for two trading days after the release of financial statements. All directors, officers and employees are prohibited from trading for two trading days after the announcement has been made. The Chief Executive Officer of the Company will keep a record of the dates of all trading blackout periods and the reason for the blackout period.

The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or criminal penalties.

Proper use of confidential information and determination of permissible trading activities may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of unauthorized disclosure of confidential information, insider trading or misuse or misappropriation of non-public information should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

Unauthorized disclosure of confidential information, insider trading and misuse and misappropriation of non-public information about the Company are prohibited as a matter of Company policy.

Members of the Company's Board of Directors and its executive officers must also comply with the reporting obligations and limitations on "short-swing" transactions imposed by Section 16 of the Securities Exchange Act of 1934, as amended, and other applicable U.S. federal securities laws. These rules require such individuals to report their transactions in Company securities to the SEC within two (2) days from the execution date and prohibit "matching" purchases and sales of the Company's securities made within a six-month period.

4. Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and not to take for themselves personally opportunities that are discovered through use of Company property, information or position or use corporate property, information, or position for improper personal gain.

The existence of corporate opportunities may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of a corporate opportunity or a misappropriation thereof, or a misuse of corporate property, information or position should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

Use of corporate opportunities, property, information or position, other than to advance the legitimate interests of the
Company are prohibited as a matter of Company policy, unless approved by a majority of the independent and disinterested members of the Board.

5. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Each employee should endeavor to respect the rights of and deal fairly with the Company's suppliers, competitors and customers. Stealing proprietary information or trade secrets, possessing proprietary information or trade secrets that were obtained without the owner's consent, or inducing disclosures thereof by past or present employees, officers, directors, consultants or contractors of the owner of such information without the owner's consent is not only unethical, but could also be illegal. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Determination of permissible commercial and competitive activities may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of improper illegal or potentially illegal commercial or competitive activities should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code. Illegal commercial or competitive activities are prohibited as a matter of Company policy.

The purpose of entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with third parties. No gift or entertainment should ever be offered, given, provided or accepted by any officer, director or employee, family member of an officer, director or employee, or agent unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws, rules or regulations.

Whether business entertainment and gifts are appropriate may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of improper business entertainment or gifts should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

Illegal business gifts or entertainment is prohibited as a matter of Company policy.

6. Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment.

Discrimination and harassment of any kind harm not only the Company and its business, but could also be illegal. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Whether a statement or action constitutes discrimination or harassment may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of discrimination or harassment should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

Discrimination or harassment are prohibited as a matter of Company policy.

7. Health and Safety

We strive to provide each employee with a safe and healthy work environment, free from the influence of illegal drugs, alcohol and substance abuse and from violence and threatening or bullying behavior. Each employee, officer and director has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Employees should report to work in condition to perform their duties, free from the influence of drugs, alcohol or other substances.

Any employee, officer or director who becomes aware of illegal drugs, alcohol or substance abuse, violence, threatening or bullying behavior, or violation of safety and health rules and practices or conduct that presents a risk to the health and safety of our workplace should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or counsel to the Company or follow the guidelines described in Section 14 of this Code.

8. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records and financial statements are required by law to accurately reflect the Company's transactions and are subject to the Company's system of internal controls Books and records may also be required to be produced to third parties in connection with governmental investigations or litigation and improper destruction thereof may result in substantial penalties.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform to the Company's system of internal controls and applicable legal requirements. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable laws, rules and regulations. Many employees regularly use business expense accounts, and such use must also be documented and recorded accurately. In addition, employees who are timekeepers must record only the true and actual number of hours worked.

Business records and communications, including e-mail, internal memoranda and formal reports often become public.

We should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. Such illegal or disruptive conduct is prohibited as a matter of Company policy. Books and records should always be retained or destroyed according to the Company's record retention policies. Any employee, officer or director who becomes aware of failure to maintain detailed and accurate books, records, accounts or financial statements or to comply with Company record retention policies should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

Failure to maintain detailed and accurate books and records or to comply with Company record retention policies is prohibited as a matter of Company policy.

9. Protection and Proper Use of Company Assets

The Company's success is dependent upon careful and efficient use of its assets. Theft, carelessness and waste may have a direct impact on the Company's profitability.

All employees should endeavor to protect Company assets and ensure their efficient use. Company equipment should not be used for non-Company business, although incidental personal use may be permissible.

Any employee, officer or director who becomes aware of misuse of Company assets should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or counsel to the Company or follow the guidelines described in Section 14 of this Code.

Intentional damage to or loss of, and intentional misuse of, Company assets is prohibited as a matter of Company policy.

10. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. In addition, the U.S. government has a number of laws, rules and regulations regarding business gratuities which may be accepted by U.S. government personnel.

The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only be unethical but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar laws, rules and regulations.

Whether a particular payment to government personnel is improper may not always be clear-cut. If you have a question, you should consult with your supervisor or other appropriate personnel within the Company or counsel to the Company. Any employee, officer or director who becomes aware of improper payments to government personnel should bring it to the attention of his or her supervisor or other appropriate personnel within the Company or follow the guidelines described in Section 14 of this Code.

Illegal payments to governmental personnel are prohibited as a matter of Company policy.

11. Waivers of the Code of Business Conduct and Ethics

Waivers of this Code may be granted by senior management in exceptional circumstances. However, waivers for executive officers or directors may be granted only by the Board and must be promptly disclosed as required by applicable laws, rules and regulations, including stock exchange rules.

12. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to their supervisors or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Any employee may submit a good faith concern regarding questionable accounting or auditing matters. Dismissal or retaliation of any kind for reports of misconduct by others or reports of questionable accounting or auditing matters made in good faith by employees is prohibited as a matter of Company policy.

Employees are expected to cooperate in internal investigations of misconduct.

13. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

• Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
• Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
• Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
• Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.
• Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with legal counsel.
• You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.
• Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

14. Code of Ethics for CEO and Senior Financial Officers

Attached to this Code is a Code of Ethics for CEO and Senior Financial Officers, which is incorporated herein and shall apply to the officers covered thereby in addition to the requirements of this Code.

15. Effective Date

This policy is effective as of March 24, 2008.

Attached to this Code is a Code of Ethics for CEO and Senior Financial Officers, which is incorporated herein and shall apply to the officers covered thereby in addition to the requirements of this Code.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Company in fulfilling its disclosure responsibilities.

2. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3. The CEO and each senior financial officer shall promptly bring to the attention of the CEO, the Audit Committee and the Company's counsel any information he or she may have concerning any violation of the Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4. The CEO and each senior financial officer shall promptly bring to the attention of the CEO, the Audit Committee and the Company's counsel any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of these additional procedures.

5. The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or a repeat occurrence, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.